                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                    RECKSON ASSOCIATES REALTY CORP.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
                calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001
                            ------------------------

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Reckson Associates Realty Corp. (the "Company") will be held on Thursday, May 24, 2001 at 10:00 a.m. at 1350 Avenue of the Americas, New York, New York, in the MGM Theater on the ground floor, main lobby, for the following purposes:

    1. To elect three Class III directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

    2. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001; and

    3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

    The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's Class A common stock, $.01 par value per share, and Class B common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Holders of Class A common stock and Class B common stock will vote together as a single class.

    You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /S/ Gregg M. Rechler

                                          GREGG M. RECHLER
                                          SECRETARY

Melville, New York
April 6, 2001

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                            ------------------------

                                PROXY STATEMENT
                               -----------------

                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Reckson Associates Realty Corp. (the "Company") for use at the 2001 Annual Meeting of Stockholders of the Company to be held on May 24, 2001, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon (1) the election of three Class III directors of the Company, (2) to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001, and (3) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 9, 2001. The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (collectively, the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 45,812,864 and 10,283,513 shares of Class A and Class B common stock outstanding, respectively, and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

    The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class III directors, and the affirmative vote of the Holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) for each of the ratification of the Company's auditors, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. Under Maryland law, abstentions and broker "non-votes", or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, will not be counted as votes cast and will have no effect on the results of the votes.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS III DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, AND FOR RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 2000 Annual Report, including financial statements for the fiscal year ended December 31, 2000, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of ten members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

    At the Annual Meeting, three directors will be elected to serve until the 2004 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. Roger Rechler, Mr. Harvey Blau and
Mr. John V. N. Klein to serve as Class III directors (the "Nominees"). Each of the Nominees is currently serving as a Class III director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to the three Nominees for election as Class III directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2002 and 2003 and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
                                                                  DIRECTOR     OWNERSHIP OF      PERCENT OF
NAME                                                     AGE       SINCE      COMMON STOCK(1)     CLASS(2)
----                                                   --------   --------   -----------------   ----------
CLASS III NOMINEES FOR ELECTION AT 2001 ANNUAL
  MEETING (TERM TO EXPIRE IN 2004)
Roger Rechler........................................     59        1994      1,944,771(3)          3.03%
Harvey Blau..........................................     65        1995         25,000(4)             *
John V. N. Klein.....................................     69        1995         27,800(5)             *
CLASS I CONTINUING DIRECTORS (TERM EXPIRES IN 2002)
Scott H. Rechler.....................................     33        1994      1,143,068(6)          1.78%
Herve A. Kevenides...................................     62        1995         25,000(4)             *
Conrad D. Stephenson.................................     73        1995         25,000(4)             *
Lewis S. Ranieri.....................................     54        1997         19,000(7)             *
CLASS II CONTINUING DIRECTORS (TERM EXPIRES IN 2003)
Donald J. Rechler....................................     66        1994      2,105,393(8)          3.27%
Mitchell D. Rechler..................................     41        1994      1,103,462(9)          1.72%
Leonard Feinstein....................................     63        1995         76,000(10)            *

------------------------

* Less than one percent.

(1) All information has been determined as of March 23, 2001. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Class A common stock that a person has the right to acquire pursuant to the exercise of stock options exercisable within sixty days or the redemption of units (the "Units") of limited partnership interest in Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue Class A common stock rather than pay cash upon such redemption). Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 1995, and as amended, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, shares of Class A common stock. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Class A common stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of Class A common stock.

(3) Includes (a) 522,937 shares of Class A common stock, including 514,767 shares owned directly and 8,170 shares owned by Mr. Roger Rechler's spouse,
    (b) 417,500 exercisable options, and (c) 1,004,334 Units, including 37,576 Units owned directly and 966,758 Units owned through corporations and partnerships.

(4) Includes options to purchase 25,000 shares of Class A common stock.

(5) Includes (a) 2,800 shares of Class A common stock and (b) options to purchase 25,000 shares of Class A common stock.

(6) Includes (a) 223,826 shares of Class A common stock, including 221,000 shares owned directly and 2,826 shares owned in trust for Mr. Scott H. Rechler's child, (b) 526,500 exercisable options and (c) 392,742 Units, including 194,352 Units owned directly, 70,913 Units owned through a trust and 127,477 Units owned through corporations and partnerships.

(7) Includes options to purchase 19,000 shares of Class A common stock.

(8) Includes (a) 577,267 shares of Common Stock, including 572,267 shares of Class A common stock owned directly and 5,000 shares of Class B common stock owned directly, (b) 517,500 exercisable options and (c) 1,010,626 Units, including 42,826 Units owned directly and 967,800 Units owned through corporations and partnerships.

(9) Includes (a) 203,608 shares of Class A common stock, including 198,000 shares owned directly and 5,608 shares owned in trust for Mr. Mitchell D. Rechler's children, (b) 501,500 exercisable options and (c) 398,354 Units, including 202,576 Units owned directly, 70,913 Units owned through a trust and 124,865 Units owned through corporations and partnerships.

(10) Includes (a) 21,000 shares of Class A common stock owned directly,
    (b) 25,000 exercisable options and (c) 30,000 shares of Class B common stock owned indirectly through a partnership.

CLASS III NOMINEES FOR ELECTION AT 2001 ANNUAL MEETING--TERM TO EXPIRE IN 2004

    ROGER RECHLER has served as Vice Chairman of the Board and a director of the Company since its formation and as Executive Vice President of Development since February 1997. Prior to the Company's initial public offering of its common stock in June 1995 (the "IPO"), Mr. Rechler was a co-founder and general partner of Reckson Associates. Mr. Rechler is responsible for the supervision of property development and construction, architectural and design-services, interior construction and property management. Mr. Rechler attended Adelphi University. Mr. Rechler also serves as a member of the Management Advisory Committee and a director of FrontLine Capital Group ("FrontLine") (formerly known as Reckson Service Industries, Inc.). Mr. Rechler is the father of Scott H. Rechler and Gregg M. Rechler and the brother of Donald J. Rechler.

    HARVEY BLAU has served as a director of the Company since 1995. Mr. Blau is a senior partner of the law firm of Blau, Kramer, Wachtler & Lieberman, P.C. and has been associated with such firm (including its predecessors) since 1966.
Mr. Blau has served as the Chairman of the Board of Aeroflex, Incorporated since 1991, the Chairman of the Board of the Griffon Corporation and a Director of Nu Horizons Electronics Corp. since 1984. Mr. Blau serves as a Trustee of Benjamin
N. Cardozo School of Law and as a Trustee of the Incorporated Village of Old Westbury, New York. Mr. Blau holds a bachelor's degree from New York University, a law degree from Columbia University School of Law and an advanced law degree from New York University Graduate School of Law.

    JOHN V. N. KLEIN has served as a director of the Company since 1995.
Mr. Klein was the Managing Attorney of the law firm of Meyer, Suozzi, English & Klein, P.C. between 1984 and 1997 and currently serves as Chairman for the firm. Mr. Klein served as a Director of Fleet Bank from 1980 to 1994. Mr. Klein has also been a member of the advisory board of St. Joseph's College, Patchogue, New York since 1980. For more than six years, Mr. Klein has served as Director of Pocono Hotels Corporation, a hotel owner and operator. Mr. Klein has served in various government positions on Long Island, including County Executive of Suffolk County, New York from 1972 to 1979. Mr. Klein holds a bachelor's degree and a law degree from the University of Virginia.

CLASS I CONTINUING DIRECTORS--TERM EXPIRES IN 2002

    SCOTT H. RECHLER has served as Co-Chief Executive Officer of the Company since May 1999, has served as a director of the Company since its formation and has served as President of the Company since February 1997. Mr. Rechler also served as Chief Operating Officer of the Company from its formation until May 1999. In addition, until February 1997, Mr. Rechler served as Executive Vice President of the Company since its formation. Mr. Rechler has been employed at Reckson since 1989. Mr. Rechler serves as a Director of Keystone Property Trust and is Chairman of the Board of Directors of HQ Global Holdings, Inc. He also is a member of the Board of Directors of the Long Island Children's Museum.
Mr. Rechler is a graduate of Clark University and received a Master's Degree in Finance with a specialization in real estate from New York University.
Mr. Rechler also serves as President, Chief Executive Officer and Chairman of the Board of FrontLine. He is the son of Roger Rechler and the brother of Gregg
M. Rechler.

    HERVE A. KEVENIDES has served as a director of the Company since 1995. Since 1997, Mr. Kevenides has served as the Managing Director, Research Group for Landauer Associates, a real estate consulting and valuation firm. Mr. Kevenides served from 1995 to 1996 as the director of the Real Estate Products Group for Ceres Financial Concepts, N.A. Mr. Kevenides is the president and director of research of Metropolitan Analysis & Forecasting Corporation, an international real estate economics and market research firm. Mr. Kevenides has served in this position since 1988. Mr. Kevenides has served as a Professor of the Masters in Real Estate Program of New York University since 1998 and was an Adjunct Associate Professor of such program from 1989 until 1998. Mr. Kevenides was a vice president and director of real estate economics and market research for Chemical Bank from 1981 to 1988, and a vice president and manager of real estate market research for The Chase Manhattan Bank from 1972 to 1981. Mr. Kevenides holds a Masters of Business Administration from New York University.

    CONRAD D. STEPHENSON has served as a director of the Company since 1995. Mr. Stephenson served as the chief executive officer of Pan Am Equities Inc., a property ownership and management company, from 1993 to 1997, and currently serves as a consultant thereto. Mr. Stephenson was employed by The Comras

Company, a real estate company, from 1990 to 1993, and served as the vice president in the tri-state and northeast real estate lending division of the First National Bank of Chicago from 1987 to 1990. Mr. Stephenson was the vice president in charge of all commercial real estate lending activities of The Bowery Savings Bank from 1985 to 1987, and was a vice president of The Chase Manhattan Bank from 1975 to 1985. Mr. Stephenson has served as a governor, vice president and a member of the executive committee of the Real Estate Board of New York. Mr. Stephenson holds a bachelor's degree from Fordham University and a Masters in Business Administration from New York University. Mr. Stephenson is a retired colonel of the U.S. Army Reserves, with which he served for 35 years.

    LEWIS S. RANIERI has served as a director of the Company since 1997.
Mr. Ranieri is the chairman and chief executive officer of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is the founder of Hyperion Partners L.P. and Hyperion Partners II L.P. He is also vice chairman of Hyperion Capital Management, Inc. and chairman of Hyperion Total Return Fund, Inc. He is a director of Transworld HealthCare, Inc., Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc.
Mr. Ranieri also serves as a director and/or an executive officer of various other indirect subsidiaries of Hyperion. He is a director of Delphi Financial Group, Inc. and Delphi International Ltd. Prior to forming Hyperion,
Mr. Ranieri had been vice chairman of Salomon Brothers Inc. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon's leadership position in the mortgage-backed securities area, and also led the effort to obtain Federal legislation to support and build the market. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1986. He was inducted into the National Housing Hall of Fame in 1997. Mr. Ranieri also acts as a trustee or director of various environmental and religious institutions such as Environmental Defense and Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church.

CLASS II CONTINUING DIRECTORS--TERM EXPIRES IN 2003

    DONALD J. RECHLER has served as Co-Chief Executive Officer of the Company since May 1999 and has served as Chairman of the Board and a director of the Company since its formation. In addition, until May 1999, Mr. Rechler served as Chief Executive Officer of the Company since its formation. Mr. Rechler also served as President of the Company from its formation until February 1997. Prior to the Company's IPO, Mr. Rechler was a co-founder and general partner of Reckson Associates. He is a founder and former President and Chairman of the Association For A Better Long Island, a founder of the Long Island Commercial & Industrial Development Association, a member of the Board of Directors of the Development Division of North Shore Hospital, a member of the Board of Directors of the Long Island Philharmonic and a member of the Council of Overseers of Long Island University, C.W. Post College. Mr. Rechler is a graduate of the University of Miami. Mr. Rechler serves as a member of the Management Advisory Committee of FrontLine. He also served as Chairman of the Board and a director of FrontLine from 1998 to 2000. Mr. Rechler is the father of Mitchell D. Rechler and the brother of Roger Rechler.

    MITCHELL D. RECHLER has served as Co-Chief Operating Officer of the Company since May 1999 and has served as Executive Vice President and a director of the Company since its formation. Mitchell D. Rechler also serves as the President of Reckson Management Group, Inc. (the "Management Company"). From 1981 to 1985, he was employed by Reckson in various non-supervisory roles including positions in property management, construction, acquisitions and leasing. Since 1986, Mr. Rechler has served as an Executive Vice President of Reckson, responsible for all leasing activities including the coordination of leasing and marketing strategies and overseeing tenant relations. Mr. Rechler has served as President of the Management Company since its organization in 1991. Mr. Rechler serves on the Executive Committee of the Children's Medical Fund of Schneider Children's Hospital of Long Island Jewish Medical Center and as a member of the Board of Directors of the Long Island Friends of the Arts. He is a graduate of Emory University. Mr. Rechler also serves as Secretary, a member of the Management Advisory Committee and a director of FrontLine. He is the son of Donald J. Rechler.

    LEONARD FEINSTEIN has served as a director of the Company since 1995.
Mr. Feinstein is the co-founder and the president and co-chief executive officer of Bed Bath & Beyond Inc., a NASDAQ listed company. Mr. Feinstein has served in such capacity since 1992. Mr. Feinstein served as co-chief executive officer, treasurer and secretary of Bed Bath & Beyond Inc. from 1971 to 1992.
Mr. Feinstein serves as a Trustee of North Shore L.I.J. Health System and as Director of Long Island Head Injury Association. He is a graduate of Cornell University.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    MICHAEL MATURO has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1995. Prior to joining the Company, Mr. Maturo was a Senior Manager at E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company), a public accounting and consulting firm. He specialized in diverse phases of real estate finance including corporate and property debt financings and recapitalization transactions. Mr. Maturo is a graduate of Seton Hall University with a degree in accounting and finance and is a certified public accountant. Mr. Maturo also serves as a director and Treasurer of FrontLine, and served as its Executive Vice President and Chief Financial Officer from 1998 to 2000. Mr. Maturo is 39 years old.

    GREGG M. RECHLER has served as Co-Chief Operating Officer of the Company since May 1999 and has served as Executive Vice President and Secretary of the Company since its formation. Mr. Rechler also serves as President of Reckson Construction Group, Inc. From 1985 to 1988, Mr. Rechler held non-supervisory roles at Reckson in the construction and property management areas. Beginning in 1989, as an Executive Vice President of Reckson, he served as the person responsible for the construction and development activities of the Company.
Mr. Rechler is a member of the Board of Directors of the Long Island chapter of the Building Owners and Managers Association. Mr. Rechler attended the New York Institute of Technology. He is the son of Roger Rechler and the brother of Scott
H. Rechler. Mr. Rechler also serves as a member of the Management Advisory Committee of FrontLine. He served as a director of FrontLine from 1998 to 2000. Mr. Rechler is 34 years old.

    JASON M. BARNETT has served as Executive Vice President and Assistant Secretary of the Company since May 1999 and General Counsel of the Company since May 1997. Mr. Barnett joined the Company in 1996. He is responsible for the coordination of all legal and compliance matters for the Company. Prior to joining the Company, Mr. Barnett practiced as an associate in the corporate REIT practice area of Brown & Wood LLP. While at Brown & Wood LLP, Mr. Barnett participated in numerous corporate and real estate transactions involving publicly held REITs including initial public offerings, joint ventures and corporate and real estate acquisitions. Mr. Barnett holds a Bachelor of Arts degree from Clark University and a JURIS DOCTOR from Emory University School of Law. Mr. Barnett is a member of the American Bar Association, a member of the Real Estate Board of New York, and is involved in various industry related groups. Mr. Barnett is admitted to the Bar of the State of New York.
Mr. Barnett is a member of the Management Advisory Committee of FrontLine. He also served as Executive Vice President, General Counsel and Assistant Secretary of FrontLine from 1998 to 2000. Mr. Barnett is 32 years old.

CHAIRMAN OF THE BOARD EMERITUS

    WALTER GROSS has served as Chairman of the Board Emeritus of the Company since its formation. For over 40 years, Mr. Gross has been actively involved in the development and operation of industrial and office properties on Long Island. Together with the late William Rechler, Mr. Gross conceived of and developed Vanderbilt Industrial Park, the first planned industrial park built on Long Island. He also owned and operated Walter J. Gross Construction Corp., a general contracting firm, that has constructed in excess of 3,000,000 square feet on behalf of clients including B.F. Goodrich, Sears and The Prudential since 1970.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Company is managed by a ten member Board of Directors, a majority of whom are independent of the Company's management. The Board of Directors held six meetings during fiscal year 2000. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member during 2000.

    AUDIT COMMITTEE. The Company has a standing Audit Committee consisting of Messrs. Feinstein, Stephenson and Klein, each of whom is "independent" as defined in the New York Stock Exchange's listing standards. The Board of Directors of the Company adopted a written charter for the Audit Committee, a copy of which is included herein as Appendix A. Information regarding the functions performed by the Audit Committee is set forth in the "Audit Committee Report" included in this annual proxy statement. The Audit Committee held four meetings during the fiscal year 2000.

    EXECUTIVE COMMITTEE. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Donald J. Rechler, Scott H. Rechler, Herve A. Kevenides and Conrad D. Stephenson, has the authority to approve the acquisition, financing and dispositions by the Company and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by the Company and to exercise generally all other powers of the Board of Directors, except for those which require action by all Directors or the Independent Directors under the Articles of Incorporation or By-Laws of the Company or under applicable law. The Executive Committee held four meetings during fiscal year 2000.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Harvey Blau and
Leonard Feinstein, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's stock option plans. The Compensation Committee held one meeting during fiscal year 2000.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the functions of such a committee.

DIRECTOR COMPENSATION

    At a meeting held in March 2001, the Board of Directors determined to increase the compensation paid to each non-employee director of the Company, after considering a report provided by FPL Associates, a consultant specializing in compensation matters in the real estate industry, and other information. In that regard, each of the non-employee directors of the Company receives an annual director's fee of $22,000. Each non-employee director also receives $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $500 for each special telephonic meeting of the Board of Directors participated in and $1,000 for each committee meeting attended. Each non-employee director appointed or elected for the first time receives an initial option to purchase 7,500 shares of Class A common stock at the market price of the Class A common stock on the date of grant. In addition, following each annual meeting of stockholders, each of the Company's non-employee directors receives an option to purchase 6,250 shares of Class A common stock at the market price of the Class A common stock on the date of grant. All options granted to non-employee directors vest on the date of grant.

    On May 25, 2000, in accordance with the Company's previous compensation structure for non-employee directors, each non-employee director was granted an option to purchase 2,000 shares of Class A common stock at $21.3125 per share.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2001, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as the Company's independent auditors since the Company's formation in September 1994 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

FEE DISCLOSURE

    AUDIT FEES. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $304,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Ernst & Young LLP did not provide any information technology services relating to financial information systems design and implementation for the fiscal year ended
December 31, 2000.

    ALL OTHER FEES. The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $610,000.

    The Audit Committee has considered whether (and has determined that) the provision by Ernst & Young LLP of the services described under "Financial Information System Design and Implementation Fees" and "All Other Fees" is compatible with maintaining Ernst & Young LLP's independence from management and the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

                         REPORT OF THE AUDIT COMMITTEE

    THE FOLLOWING IS A REPORT BY THE COMPANY'S AUDIT COMMITTEE REGARDING THE RESPONSIBILITIES AND FUNCTIONS OF THE AUDIT COMMITTEE.

    The Audit Committee, on behalf of the Board of Directors of the Company, serves as an independent and objective party to monitor the Company's financial reporting process and internal control system, and to review and appraise the audit efforts of the Company's independent accountants. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, a copy of which is included as Appendix A to this annual proxy statement. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company's Annual Report, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    Additionally, the Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard
No. 1, discussed with the independent auditors the auditors' independence from management and the Company and considered the compatibility of non-audit services with the auditors' independence.

    The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          Of the Board of Directors of the
                                          Company

                                          Conrad D. Stephenson (Chairman)
                                          Leonard Feinstein
                                          John V. N. Klein

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation awarded for the past three fiscal years to each of the five most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose base salary, on an annualized basis, exceeded $100,000 during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                        SALARY($)(1)   BONUSES      LONG TERM     ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR         (2)          ($)      OPTIONS(#)(3)      ($)
---------------------------                  --------   ------------   --------   -------------   ---------
Donald J. Rechler..........................    2000       $525,000     $656,250           --            --
  Co-Chief Executive Officer                   1999       $525,000     $525,000           --            --
                                               1998       $500,000     $500,000      122,500            --

Scott H. Rechler...........................    2000       $450,000     $562,500           --            --
  Co-Chief Executive Officer and President     1999       $450,000     $450,000           --            --
                                               1998       $400,000     $400,000      122,500            --

Michael Maturo.............................    2000       $400,000     $500,000           --            --
  Executive Vice President, Chief Financial    1999       $375,000(4)  $375,000           --            --
    Officer and Treasurer                      1998       $300,000(4)  $300,000      122,500            --

Mitchell D. Rechler........................    2000       $400,000     $500,000           --            --
  Co-Chief Operating Officer, Executive        1999       $375,000     $375,000           --            --
    Vice President and President of Reckson    1998       $300,000     $300,000      122,500            --
    Management Group, Inc.

Gregg M. Rechler...........................    2000       $400,000     $500,000           --            --
  Co-Chief Operating Officer,                  1999       $375,000     $375,000           --            --
    Executive Vice President, Secretary and    1998       $300,000     $300,000      122,500            --
    President of Reckson Construction
    Group, Inc.

------------------------

(1) The base salaries of Donald J. Rechler, Scott H. Rechler, Michael Maturo and Mitchell D. Rechler are paid by the Management Company and the base salary of Gregg M. Rechler is paid by Reckson Construction Group, Inc. The Company and the Operating Partnership reimburse the appropriate subsidiary corporation for time spent by the Named Executive Officer on the business of the Company or the Operating Partnership, respectively.

(2) Excludes loan forgiveness and related tax payments in 2000, 1999 and 1998, respectively, pursuant to the terms of the 1997 Stock Loans and the 1999 Stock Loans in the following amounts: Donald J. Rechler-$481,400, $290,100 and $314,000, Scott H. Rechler-$395,700, $217,600 and $235,600, Michael
    Maturo-$293,500, $174,200 and $184,400, Mitchell D. Rechler-$293,500,
    $174,200 and $184,400 and Gregg M. Rechler-$308,600, $183,200 and $193,900.

(3) As of March 23, 2001, options to purchase 2,524,500 shares of Class A common stock have been granted to the Named Executive Officers.

(4) Excludes loan forgiveness in the amount of $100,000 pursuant to the terms of Mr. Maturo's 1995 employment and noncompetition agreement with the Company.

    The following table sets forth the value of options at the end of 2000 by the Company's Named Executive Officers and information concerning each exercise of stock options by the Named Executive Officers during the 2000 fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                 AGGREGATED FISCAL YEAR-END 2000 OPTION VALUES

                                                                       NUMBER OF SHARES        VALUE OF
                                                                          UNDERLYING          UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                          SHARES                          YEAR-END(#)       YEAR-END($)(2)
                                        ACQUIRED ON   VALUE REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                                    EXERCISE(#)       ($)(1)         UNEXERCISABLE       UNEXERCISABLE
----                                    -----------   --------------   -----------------   -----------------
Donald J. Rechler.....................         --              --          517,500/0         $  594,600/$0
Scott H. Rechler......................         --              --          526,500/0         $1,688,455/$0
Michael Maturo........................         --              --          477,500/0         $1,432,189/$0
Mitchell D. Rechler...................         --              --          501,500/0         $1,688,455/$0
Gregg M. Rechler......................     84,000        $658,100          417,500/0         $  594,600/$0

------------------------

(1) The aggregate dollar value realized upon exercise was determined based on the difference between the market price of the Company's Class A common stock on the date of exercise and the exercise price of the options.

(2) The value of unexercised in-the-money options at fiscal year-end based on the fair market value of the Class A common stock of $25.0625 per share, as of December 31, 2000.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    Each of the Named Executive Officers has entered into an employment and noncompetition agreement and a severance agreement with the Company.

    The employment and noncompetition agreements with each of Donald J. Rechler, Scott H. Rechler, Michael Maturo, Mitchell D. Rechler and Gregg M. Rechler were renewed as of August 15, 2000 for 5 year terms, unless in each case otherwise extended. The term of each of the severance agreements is identical to the Named Executive Officer's employment agreement, including any extension thereof. However, in the event of a "Change in Control" (as such term is defined in the applicable agreement), each severance agreement automatically extends the term of the corresponding employment agreement until the later of (i) the date on which the employment and noncompetition agreement otherwise would have expired and (ii) the date which is 60 months after the end of the calendar year in which such Change in Control occurs. Each agreement provides for certain benefits in the event of termination of the Named Executive Officer by the Company without "Good Reason" (as such term is defined in the applicable agreement) or the resignation of the Named Executive Officer upon a material breach of the agreement by the Company or a Change in Control of the Company. These benefits include the continued payment of the Named Executive Officer's base salary during the remaining term of the agreement, immediate vesting of all equity awards as well as continued entitlement to receive other benefits conferred under the applicable agreement for such remaining term. Under the agreements, each Named Executive Officer is also entitled to certain specified benefits in the event of his death or disability.

    In addition, such employment and noncompetition agreements, subject to certain exceptions, prohibit each such Named Executive Officer from engaging, directly or indirectly, during the term of his employment, in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any industrial or office real estate property in any of the submarkets throughout the tri-state metropolitan area of New York, New Jersey and Connecticut in which the Company is operating ("Competitive Activities"). These employment and noncompetition agreements also prohibit such persons from engaging, directly or indirectly, during a specified Noncompetition Period in any Competitive Activities, subject to certain limited exceptions. The

Noncompetition Period for each such Executive Officer is the period beginning on the date of the termination of employment and ending on the later of (i) the first anniversary of such person's termination of employment with the Company and (ii) the third anniversary of the person's prior employment and noncompetition agreement.

    Pursuant to the original employment and noncompetition agreement with Mr. Maturo entered into in 1995, the Company made a non-recourse loan to Mr. Maturo in the amount of approximately $400,000 (the "Loan") in order to finance his purchase of an equity interest in the Company. On each of the first four anniversaries of the Loan, $100,000 of the outstanding principal amount was forgiven by the Company and the Company made non-recourse loans to Mr. Maturo in an amount equivalent to his resulting tax liability, which in turn is forgiven (together with accrued interest thereon and on the Loan) over the sixth through eighth anniversaries of the date the Loan was made.

REPORT ON EXECUTIVE COMPENSATION

    The following is a report by the Company's Compensation Committee regarding the Company's executive compensation objectives, executive compensation program and the compensation of the Company's co-chief executive officers:

    EXECUTIVE COMPENSATION OBJECTIVES. The objective of the Company's executive compensation program is to attract, retain and motivate talented executives who will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company's stockholders by linking a portion of executive compensation directly to increases in stockholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the Company.

    PROCEEDINGS OF THE COMPENSATION COMMITTEE. The Compensation Committee determines compensation for the Company's executive officers and is comprised of two non-employee directors, Mr. Blau and Mr. Feinstein. Final compensation determinations for each fiscal year will generally be made after the end of the fiscal year. At that time, base salaries for the following fiscal year will be set, cash bonuses, if any, will be determined for the past year's performance, and option grants, if any, will generally be made. At a meeting in March 2001, the Compensation Committee fixed the base salaries for the Named Executive Officers for the fiscal year ending December 31, 2001 and determined incentive compensation awards for such officers in respect of the fiscal year ended December 31, 2000.

    The Compensation Committee engaged FPL Associates to advise the Compensation Committee regarding executive officer compensation matters, including annual base salary, annual incentives and long-term incentives. FPL Associates is a consultant specializing in compensation matters in the real estate industry and is not affiliated with the Company. The Compensation Committee considered FPL's analysis in determining base salaries and incentives.

    In determining compensation for the Named Executive Officers, the Compensation Committee noted several factors, including the Company's strong operating performance for the 2000 fiscal year, in terms of a 12.1% increase in fully diluted Funds From Operations per share in 2000 over levels achieved in 1999, and a total return to shareholders of Class A common stock in the year 2000 of 30.5%. The Committee also considered the efforts of the Named Executive Officers with respect to the strong leasing activity at the Company's properties, including the leasing of a record 4 million square feet and the stabilization of over $500 million of value creation projects generating yields in excess of 12%. In addition, the Compensation Committee considered the performance of the Company's common stock relative to other real estate companies.

    The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the Named Executive Officers other than Donald J. Rechler, the Compensation Committee reviews the recommendations of Donald J. Rechler.

    The following is a discussion of each element of the Company's executive compensation:

    ANNUAL BASE SALARY. Base salaries for each of the Named Executive Officers are the subject of the employment and noncompetition agreements between the Company and each such executive as indicated above. Each such agreement provides that the base salary provided for under the respective agreement will be reviewed no less frequently than annually. For 2000, the Compensation Committee determined base salaries for the Named Executive Officers upon the Committee's review of the performance of each Named Executive Officer during the previous year and the report prepared by FPL for the fiscal year ended December 31, 1999.

    ANNUAL INCENTIVES. Annual incentives are provided in the form of cash bonuses and were determined at the discretion of the Board of Directors based upon the overall performance of the Company, the personal performance of each executive and the report prepared by FPL.

    The Compensation Committee awarded the following cash bonuses to the following Named Executive Officers in March 2001 in respect of the fiscal year ended December 31, 2000: Michael Maturo-$500,000, Mitchell D. Rechler-$500,000, and Gregg M. Rechler-$500,000. The cash bonus awards to Donald J. Rechler and Scott Rechler are discussed separately below. In determining incentive compensation for 2000, the Compensation Committee considered the factors described above regarding annual base salaries.

    LONG-TERM INCENTIVES. Long-term incentives may be provided through a variety of means, including the grant of stock options, restricted stock awards and stock loans. These awards are intended to align the executive's long-term objectives with those of the Company's stockholders. The grant of stock options, restricted stock awards and stock loans are made under the Company's stock option plans which are administered by the Compensation Committee. The Compensation Committee has the discretion to determine those individuals to whom awards are made and the terms and conditions of the awards. The Named Executive Officers did not receive any stock options or stock grants in respect of the 2000 fiscal year.

    In March 2001, the Compensation Committee awarded each of the Named Executive Officers loans from the Company to purchase shares of Class A common stock of the Company in respect of the fiscal year ended December 31, 2000 (the "2000 Stock Loans"). The initial principal amount of the 2000 Stock Loans is $1,177,000 in the case of each of Mitchell D. Rechler, Gregg M. Rechler and Michael Maturo. Each 2000 Stock Loan has a term of ten years, accrues interest at the mid-term "Applicable Federal Rate" ("AFR") as in effect from time to time, is secured by the Class A common stock purchased and is otherwise non-recourse. 40% of each Named Executive Officer's 2000 Stock Loan (together with accrued interest on the 2000 Stock Loan) will be forgiven ratably each year during the ten year term of the 2000 Stock Loan, provided that the Named Executive Officer is then employed by the Company. One-tenth of the other 60% (together with accrued interest) will be forgiven each year only if the performance of the Company's Class A common stock since the Company's IPO is ranked in the top 40% for office and industrial REITs (as reported by NAREIT or, if not available from NAREIT, from such other standard industry source as may be approved by the Compensation Committee) at the end of the respective year. In the event this criteria is not satisfied in any particular year, the portion of the 2000 Stock Loan that is not forgiven in respect of such year will be carried forward and forgiven in a subsequent year only if, on a cumulative basis, the Company's Class A common stock satisfies the criteria. The Named Executive Officers will also receive tax payments in respect of the forgiveness of the 2000 Stock Loans. In the event of a Change of Control of the Company, a Named Executive Officer's death or permanent disability, termination of his employment by the Company without cause or a reduction in the nature or scope of such Named Executive Officer's duties, the outstanding principal amount of the applicable 2000 Stock Loan will be forgiven in full and such Named Executive Officer will receive a tax payment in respect of such forgiveness. In the event a Named Executive Officer leaves the employ of the Company or is terminated with cause, the outstanding amount of the applicable loans will be immediately due and payable. In approving these loans the Compensation Committee considered the same factors it considered in determining the annual incentives, including the retention of the Named Executive Officers.

    In 1999, as a long-term incentive award, each of the Company's Named Executive Officers received loans from the Company to purchase shares of Class A common stock of the Company (the "1999 Stock Loans"). Pursuant to the terms of the 1999 Stock Loans, in 2000, 10% of the 1999 Stock Loan of each Named Executive Officer was forgiven and the Company paid to each Named Executive Officer the following amounts, representing tax payments: Michael
Maturo-$42,800, Mitchell D. Rechler-$42,800 and Gregg M. Rechler-$47,600.

    In 1997, as a long-term incentive award, each of the Company's Named Executive Officers received loans from the Company to purchase shares of Class A common stock of the Company (the "1997 Stock Loans"). Pursuant to the terms of the 1997 Stock Loans, in 2000, 10% of the 1997 Stock Loans of each Named Executive Officer was forgiven and the Company paid to each Named Executive Officer the following amounts, representing tax payments: Michael Maturo-$93,000, Mitchell D. Rechler-$93,000 and Gregg M. Rechler-$103,400.

    2000 CO-CHIEF EXECUTIVE OFFICER COMPENSATION. Donald J. Rechler and Scott H. Rechler's base salaries for the fiscal year ended December 31, 2000 were $525,000 and $450,000, respectively, as determined by the Compensation Committee.

    For the fiscal year ended December 31, 2000, the Compensation Committee awarded to Donald J. Rechler and Scott H. Rechler cash bonuses of $656,250 and $562,500, respectively. The amounts of these bonuses were determined by the Compensation Committee substantially in accordance with the policies described above relating to all Named Executive Officers of the Company. In making such determination the Compensation Committee noted several factors, including the Company's achievement of a 12.1% increase in fully diluted Funds From Operations per share in 2000 over levels achieved in 1999 and a total return to shareholders of Class A common stock in the year 2000 of 30.5%. The Committee also considered the efforts of the Named Executive Officers with respect to the strong leasing activity at the Company's properties. In addition, the Compensation Committee considered the performance of its common stock relative to other real estate companies.

    As a long-term incentive the Compensation Committee awarded each of Donald
J. Rechler and Scott H. Rechler 2000 Stock Loans in the amount of $1,177,000 in accordance with the terms described above relating to the other Named Executive Officers of the Company, including the related tax payments. The terms of the 2000 Stock Loans and the related tax payments are described above under "--Long-Term Incentives." In addition, in 2000, Donald J. Rechler and Scott H. Rechler received tax payments from the Company in the amount of $64,300 each relating to the forgiveness of 10% of each of their respective 1999 Stock Loans and $158,600 and $119,000, respectively, relating to the forgiveness of 10% of each of their respective 1997 Stock Loans.

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company paid compensation of approximately $1,923,000 to its Named Executive Officers during 2000 which would be nondeductible under the limitations set forth in section 162(m).

                                          Submitted by the Compensation
                                          Committee
                                          of the Board of Directors:
                                          Harvey Blau
                                          Leonard Feinstein

                            STOCK PERFORMANCE GRAPHS

    The following graph provides a comparison of the cumulative total stockholder return on the Class A common stock for the period from May 25, 1995 (the date upon which the Company's Class A common stock commenced trading on the New York Stock Exchange) to December 31, 2000 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Class A common stock on May 25, 1995 and in the S&P 500 and the NAREIT Equity REIT Total Return Index on May 31, 1995 and (ii) reinvestment of dividends.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                               5/95   6/95     9/95    12/95   3/96    6/96
Reckson Associates Realty Corp. - Common A    100.00  100.00  110.06  127.12  132.53  145.54
S&P 500                                       100.00  104.04  111.62  117.64  123.29  128.09
NAREIT Equity REIT Total Return Index         100.00  101.59  106.38  110.78  113.30  118.34
                                               9/96   12/96   3/97    6/97    9/97    12/97
Reckson Associates Realty Corp. - Common A    166.87 193.02  213.54  215.82  253.08  247.11
S&P 500                                       131.27 141.48  144.60  169.06  180.92  185.35
NAREIT Equity REIT Total Return Index         126.09 149.85  150.90  158.40  177.12  180.21
                                               3/98     6/98    9/98    12/98   3/99    6/99
Reckson Associates Realty Corp. - Common A    256.85   232.97  234.84  228.63  211.88  246.74
S&P 500                                       210.43   216.55  194.24  234.78  245.69  262.18
NAREIT Equity REIT Total Return Index         179.37   171.15  153.14  148.67  141.51  155.77
                                               9/99     12/99   3/00    6/00    9/00   12/00
Reckson Associates Realty Corp. - Common A    221.55   226.61  207.26  267.54  291.55  295.66
S&P 500                                       244.99   280.62  286.22  277.82  274.36  252.16
NAREIT Equity REIT Total Return Index         143.25   141.80  145.20  160.49  172.77  179.19

    The following graph provides a comparison of the cumulative total shareholder return on the Class B common stock for the period from May 25, 1999 (the date upon which the Company's Class B common stock commenced trading on the New York Stock Exchange) to December 31, 2000 with the cumulative total return on the S&P 500 and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Class B common stock and in the S&P 500 on May 25, 1999 and the NAREIT Equity REIT Total Return Index on May 31, 1999 and
(ii) reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                             5/99    6/99   9/99   12/99    3/00    6/00    9/00   12/00
Reckson Associates Realty Corp. - Common B  100.00   86.43  80.67   86.21   79.82  101.61  109.23  113.90
S&P 500                                     100.00  104.19  97.36  111.52  113.74  110.40  109.03  100.21
NAREIT Equity REIT Total Return Index       100.00   98.38  90.47   89.56   91.70  101.36  109.11  113.17

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth the beneficial ownership of Common Stock for
(i) each stockholder of the Company holding more than a 5% beneficial interest in the Class A or Class B common stock of the Company, (ii) each Named Executive Officer of the Company who is not a director of the Company and (iii) the directors and executive officers of the Company as a group. Stock ownership of the Directors of the Company appears under the heading "Information Regarding Nominees and Directors" in this Proxy Statement.

                                                                      SHARES OF COMMON
                                                                      STOCK AND UNITS
                                                                     BENEFICIALLY OWNED
                                                                  AS OF MARCH 23, 2001(1)
                                                        --------------------------------------------
                                                        TITLE OF
NAME OF BENEFICIAL OWNERS                                CLASS      NUMBER       PERCENT OF CLASS(2)
-------------------------                               --------   ---------     -------------------
CLASS A
Michael Maturo (3)....................................  Class A      688,528             1.28%
Gregg M. Rechler (4)..................................  Class A    1,000,166             1.85%
Cohen & Steers Capital Management Inc. (5)............  Class A    5,404,900            11.80%
Stichting Pensioenfonds ABP (6).......................  Class A    4,478,358             9.78%
LaSalle Investment Management, Inc. (7)...............  Class A    4,231,679             9.24%
Fidelity Management & Research Corp. (8)..............  Class A    3,809,795             8.32%
Franklin Resources, Inc. (9)..........................  Class A    3,712,159             8.10%
T. Rowe Price Associates, Inc. (10)...................  Class A    2,474,116             5.40%
Wellington Management Company, LLP (11)...............  Class A    2,470,200             5.39%
All directors and executive officers as a group
  (13 persons)........................................  Class A    8,414,089            14.85%

CLASS B
Franklin Resources, Inc. (9)..........................  Class B      675,265             6.57%
Paloma International, L.P. (12).......................  Class B      592,800             5.76%
Heitman/PRA Securities Advisors LLC (13)..............  Class B      576,485             5.61%
All directors and executive officers as a group
  (13 persons)........................................  Class B       35,836                *

------------------------

*   Less than one percent.

(1) All information has been determined as of March 23, 2001. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Class A common stock that person has the right to acquire pursuant to the exercise of stock options within 60 days or upon the redemption of Units (assuming the Company elects to issue Class A common stock rather than pay cash upon such redemption). Units are exchangeable for cash or, at the option of the Company, on a one-for-one basis for shares of Class A common stock, subject to certain limitations. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Class A common stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of Class A common stock.

(3) Represents (a) 40,988 Units, (b) 170,040 shares of Class A common stock, and
    (c) 477,500 exercisable options.

(4) Includes (a) 190,965 shares of Class A common stock, including 186,000 shares owned directly and 4,965 shares held in trust for the child of Gregg
    M. Rechler, (b) 391,701 Units, including 194,352 Units owned directly, 70,913 Units owned through a trust and 126,436 Units owned through corporations and partnerships, and (c) 417,500 exercisable options.

(5) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Cohen & Steers Capital Management Inc. is 757 Third Avenue, New York, NY 10019.

(6) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

(7) This information is based upon information reported by the stockholder in filings made with the SEC. LaSalle Investment Management, Inc. ("LaSalle") owns 1,181,672 shares of Class A common stock of the Company (2.58% of total shares of Class A common stock outstanding) and LaSalle Investment Management (Securities), L.P. ("LIM"), a subsidiary of LaSalle, owns 3,050,007 shares of Class A common stock of the Company (6.66% of total shares of Class A common stock outstanding). The address of both LaSalle and LIM is 200 East Randolph Drive, Chicago, IL 60601.

(8) This information is based upon information reported by the stockholder in filings made with the SEC. Fidelity Management & Research Company owns 2,443,745 shares of Class A common stock of the Company (5.33% of total shares of Class A common stock outstanding) and Fidelity Management Trust Company owns 1,366,050 shares of Class A common stock of the Company (2.99% of the total shares of Class A common stock outstanding). The address of Fidelity Management & Research Corp. is 82 Devonshire Street, Boston, MA 02109.

(9) This information is based upon information reported in filings made with the SEC on behalf of Franklin Resources, Inc., Franklin Advisers, Inc., Charles
    B. Johnson and Rupert H. Johnson, Jr. The principal place of business of the filers is 777 Mariners Island Boulevard, San Mateo, CA 94404.

(10) This information is based upon information reported by the stockholder in filings made with the SEC. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(11) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(12) This information is based upon information reported in filings made with the SEC on behalf of Paloma International L.P. ("Paloma"), S. Donald Sussman, Amaranth L.L.C. ("Amaranth") and Nicholas M. Maounis. Paloma and Sussman collectively own 296,200 shares of Class B common stock of the Company (2.88% of total shares of Class B common stock outstanding) and Amaranth and Maounis collectively own 296,600 shares of Class B common stock of the Company (2.88% of total shares of Class B common stock outstanding). The principal place of business of the filers is 2 American Lane, Greenwich, CT 06836-2571.

(13) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Heitman/PRA Securities Advisors LLC is 180 North LaSalle Street, Suite 3600, Chicago, IL 60601.

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all
Section 16(a) filing requirements applicable to its executive officers, directors and 10% Holders were satisfied during 2000, except that Gregg M. Rechler, Executive Vice President of the Company, exercised stock options for 84,000 shares of Class A common stock of the Company, and simultaneously sold such shares, on April 12, 2000 and did not file a report until February 14, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASE OF CORPORATE OFFICES

    The Company leases approximately 34,485 square feet of office space at its corporate offices located at 225 Broadhollow Road, at an annual base rent of approximately $882,696 from a partnership in which Donald J. Rechler, Roger Rechler, Mitchell D. Rechler and trusts established for Rechler family members maintain an equity interest.

FRONTLINE CAPITAL GROUP

    In 1998, the Company completed the spin-off distribution of the shares of FrontLine. FrontLine manages companies which leverage the Internet and which service small and medium-size enterprises ("SMEs") and mobile workforces of larger companies. FrontLine has two distinct operating segments: one holds FrontLine's interest in HQ Global Workplaces, Inc., the world's largest provider of officing solutions, and its predecessor companies, and the other consists of FrontLine and its interests in a group of companies which provide a wide range of services to the SME marketplace. In October 2000, FrontLine announced that it would focus its resources and capital on the businesses within its existing portfolio and cease pursuing new investment activities. The Operating Partnership and FrontLine entered into an intercompany agreement to formalize their relationship and to limit conflicts of interest.

    Scott H. Rechler, Michael Maturo, Mitchell D. Rechler and Roger Rechler, each of whom serves as a director and/or officer of the Company, serves as a director and/or officer of FrontLine and collectively own approximately 15.1% of FrontLine's outstanding common stock (assuming the exercise of vested stock options) as of March 23, 2001.

    In June 1998, the Operating Partnership established a credit facility with FrontLine (the "FrontLine Facility") in the amount of $100 million for FrontLine to use in its investment activities, operations and other general corporate purposes. As of December 31, 2000, the Operating Partnership had advanced approximately $93.4 million under the FrontLine Facility.

    In addition, the Operating Partnership approved the funding of investments of up to $100 million with or in Reckson Strategic Venture Partners, LLC ("RSVP") (the "RSVP Commitment" and, together with the FrontLine Facility, the "Credit Facilities"), through RSVP-controlled joint ventures (for REIT-qualified investments) or advances made to FrontLine under terms similar to the FrontLine Facility. As of December 31, 2000, approximately $83.2 million had been funded through the RSVP Commitment, of which $41.1 million represents investments in RSVP-controlled (REIT-qualified) joint ventures and $42.1 million represents advances. In March 2001, the Operating Partnership increased the RSVP Commitment to $110 million and advanced approximately $24 million under the RSVP Commitment to fund additional RSVP-controlled (REIT-qualified) joint ventures.

    In March 2001, the Credit Facilities were amended to provide that
(i) interest is payable only at maturity and (ii) the Company may transfer all or any portion of its rights or obligations under the Credit Facilities to its affiliates. The Company requested these changes as a result of changes in REIT tax laws.

    FrontLine and RSVP reimburse the Operating Partnership for certain general and administrative expenses (including payroll expenses) incurred by the Operating Partnership for their benefit. During 2000, FrontLine and RSVP reimbursed the Operating Partnership approximately $963,000 for such expenses.

MISCELLANEOUS

    The Company leases approximately 66,000 square feet in a building located in Farmingdale, New York at an annual base rent of approximately $623,000 to a company affiliated with Leonard Feinstein, a director of the Company. The Company also leases approximately 16,000 square feet in a building located in Mitchel Field, New York, at an annual base rent of approximately $392,000 to a company affiliated with Lewis S. Ranieri, a director of the Company. In addition, the Company also leases approximately 5,000 square feet in the Omni in Mitchel Field, New York at an annual base rent of approximately $164,000 to RSVP.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

    For a proposal of a stockholder to be presented to an annual meeting, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act ("Rule 14a-8"), the Secretary of the Company must receive written notice thereof on or before the date specified in the Company's Bylaws, and the proponent or a representative of the proponent must attend the annual meeting. In addition, pursuant to Rule 14a-4 of the Exchange Act, if a stockholder failed to notify the Company at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting, management proxies are allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

    For a proposal of a stockholder to be presented at the Company's 2002 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after November 25, 2001 and on or before January 24, 2002, unless the 2002 annual meeting of stockholders is scheduled to take place before May 24, 2002. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 120 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than the 180th day prior to such meeting and not later than the later of the 120th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to: Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Gregg M. Rechler, Secretary.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                                                                      APPENDIX A

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                        RECKSON ASSOCIATES REALTY CORP.

CHARTER (FEBRUARY 23, 2000)

I.  PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

    Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

    Review and appraise the audit efforts of the Company's independent accountants, recognizing that the independent accountants are ultimately accountable to the Board of Directors and/or the Audit Committee and that the Board of Directors and/or the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III. of this Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be "independent directors" as such term may be defined in the listing standards of NYSE or other national securities exchange upon which the Company's securities may be listed. Under the current definition, members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company, including, but not limited to:

        EMPLOYEES. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Audit Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

        BUSINESS RELATIONSHIP. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Audit Committee only if the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board will consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

        "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

        CROSS COMPENSATION COMMITTEE LINK. A director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

        IMMEDIATE FAMILY. A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer.

        "Immediate Family" includes a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

    "Affiliate" includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

    All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

    The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

III. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENTS/REPORTS REVIEW

    1. Review and update this Charter periodically, at least annually, as conditions dictate.

    2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    3. Review quarterly financial information and other data prior to public release of quarterly earnings information.

    4. Review with management and the independent accountant at the completion of the annual audit:

       - The Company's annual financial statements and related footnotes and the Company's annual report on Form 10-K.

       - The independent accountant's audit of the financial statements and his or her report thereon.

       - Any significant changes required in the independent accountant's audit plan.

       - Any serious difficulties or disputes with management encountered during the course of the audit.

       - Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

    INDEPENDENT ACCOUNTANTS

    5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall review and discuss with the accountants all non-audit services (and/or associated fees) and other relationships the accountants and its affiliates have with the Company to determine the accountants' independence. Review annually independent accountants' letter relating to their independence.

    6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

    FINANCIAL REPORTING PROCESSES

    8. Review with management and the independent accountants the integrity of the Company's internal controls and procedures.

    9. In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external, and any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

    10. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

    11. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

    PROCESS IMPROVEMENT

    12. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    13. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    14. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

    15. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

    LEGAL COMPLIANCE

    16. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

    17. Review, with management, Company's counsel and the independent accountants annually, the Company's compliance with rules and regulations relating to its status as a real estate investment trust.

    18. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

    19. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                         RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2001

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Donald Rechler and John V.N. Klein, and either of them, as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Reckson Associates Realty Corp. (the "Company") held of record by the undersigned as of the close of business on March 23, 2001, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1350 Avenue of the Americas, New York, New York, in the MGM Theater on the ground floor, main lobby, 10:00 a.m., local time, on Thursday, May 24, 2001, and at any adjournments or postponements thereof.

         When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the three nominees of the Board of Directors listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

                                                        -----------------------
         Please vote and sign on other side and                    SEE
        return promptly in the enclosed envelope.                REVERSE
                                                                  SIDE
                                                        -----------------------

----------------------------------------------------------------------------------------------------------------------------------
/X/ Please mark your votes as in this example.

1.   To elect three Class III Directors of the Company
     to serve until the 2004 Annual Meeting of
     Stockholders and until their respective successors
     are duly elected and qualified.                                                           FOR   AGAINST  ABSTAIN

Nominees: Roger Rechler, Harvey Blau,                     2.      To ratify the selection of   / /     / /      / /
          John V.N. Klein                                         Ernst & Young LLP as the
                                                                  independent auditors of the
                                                                  the Company for the fiscal
              FOR            WITHHELD                             year ending December 31, 2001.
              / /              / /

/ /___________________________          MARK HERE  / /    3.      To consider and act upon any
 For all nominees except as noted       FOR ADDRESS               other matters that may properly
 above                                  CHANGE AND                be brought before the Annual
                                        NOTE BELOW                Meeting and at any adjournments
                                                                  or postponements thereof.

                                                          The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy
                                                          Statement with respect thereto and the Company's Annual Report to
                                                          Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

                                                          NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature: ___________________________Date:_______        Signature:___________________________Date:________
                                                                           If Held Jointly

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------